Exhibit 19.1
LIGAND PHARMACEUTICALS INCORPORATED
INSIDER TRADING COMPLIANCE PROGRAM
CP-LAW-001
This Insider Trading Compliance Program (the “Program”) consists of five sections:
Section I provides an overview; Section II sets forth the policies of Ligand Pharmaceuticals Incorporated (the “Company”) prohibiting insider trading; Section III explains insider trading; Section IV consists of various procedures which have been put in place by the Company to prevent insider trading; and Section V explains 10b5-1 trading plans.
I.SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. Insider trading is also prohibited by this Program and could result in serious sanctions, including dismissal.
This Program applies to all officers, directors and employees of the Company and extends to all activities within and outside an individual’s duties at the Company. Every officer, director and employee must review this Program. Questions regarding the Program should be directed to Andrew Reardon, the Company’s Chief Legal Officer (the “Compliance Officer”), at (857) 758-9567.
II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING
No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception) or a trade executed under an approved 10b5-1 trading plan, no officer, director or employee shall purchase or sell any security of the Company during the period beginning one (1) week before the end of any fiscal quarter of the Company and ending one (1) full trading day after the public release of earnings data for such fiscal quarter whether or not the Company or any of its officers, directors or employees is in possession of material, non-public information (the “Black-Out Period”).
For the purposes of this Program, a “trading day” shall mean a day on which national stock exchanges are open for trading and a “security” shall include contingent value rights (CVRs).

Exhibit 19.1
No officer, director or employee shall directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the Compliance Officer and execution of an appropriate confidentiality agreement), or to anyone within the Company other than on a need-to-know basis.
III.EXPLANATION OF INSIDER TRADING
As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:
•Trading by insiders while in possession of material, non-public information;
•Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
•Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.WHAT FACTS ARE MATERIAL?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) certain facts concerning: dividends; corporate earnings or earnings forecasts; possible mergers or acquisitions; major litigation; significant developments in borrowings or financings; information concerning product developments; important business developments; and major litigation developments. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
The mere fact that something about the subject matter was previously material does not mean that new information about the subject matter is necessarily material. For example, the

Exhibit 19.1
entry into an agreement may be material, but the termination of the same agreement may not be material (or vice versa). A general quantitative financial test is whether the information impacts more or less than 5% of net income for the income statement items and 5% of the balance sheet for balance sheet only items, but it is important to remember that such tests are only an initial guideline and that the evaluation of any particular item must consider all of the relevant facts and circumstances.
A good general rule of thumb: when in doubt, do not trade. Another useful rule of thumb is if in doubt, don’t guess, but instead ask. Officers and Directors (current and former with respect to each) should be particularly careful, since avoiding the appearance of engaging in a securities transaction on the basis of non-public material information can be as important as avoiding a transaction actually based upon such information.
B.WHAT IS NON-PUBLIC?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters, The Wall Street Journal, Business Wire, Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. This period of time may vary depending on the particular circumstances for a given company; in the case of the Company, you should wait until the close of business one (1) full trading day after the information has been made available to the public before engaging in any transaction.
C.WHO IS AN INSIDER?
“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.
The policies and prohibitions contained in this Program will continue to apply to the officer, director or employee after the termination of his or her employment or service with the Company for so long as he or she is in possession of material non-public information about the Company. Any transaction by a former insider within 90 days of termination (180 days in the case of an officer and director) must be pre-cleared under this Program. Any transaction by an investment fund or partnership over which a director has investment, voting or dispositive power must also be pre-cleared in accordance with this Program.

Exhibit 19.1
It should be noted that trading by members of an officer’s, director’s or employee’s household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.
D.TRADING BY PERSONS OTHER THAN INSIDERS
Insiders may be liable for communicating or tipping material, non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.
E.PENALTIES FOR ENGAGING IN INSIDER TRADING
Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (the “SEC”) and the Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•Securities industry self-regulatory organization sanctions;
•Civil injunctions;
•Damage awards to private plaintiffs;
•Disgorgement of all profits;
•Civil fines for the violator of up to three (3) times the amount of profit gained or loss avoided;
•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three (3) times the amount of profit gained or loss avoided by the violator;
•Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•Jail sentences of up to twenty (20) years.

Exhibit 19.1
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws; other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.
Violations of this Program may result in disciplinary action up to and including immediate termination. In addition, the Company in its discretion may advise appropriate government officials of any apparent violations of law. This Program is in no way intended to modify the at-will nature of your employment with the Company. Except for the aspects of this Program delegated herein to the Compliance Officer, the CFO and the Secretary (for purposes of this Program, the “Administrative Committee”) shall jointly and in their sole discretion, interpret and administer this Program. This Program may not be amended or supplemented except in writing and with the express approval of the Board of Directors or the Administrative Committee. In particular, employees may not rely on any oral statements that are inconsistent with this Program, nor which purport to change or add to it.
F.EXAMPLES OF INSIDER TRADING
Examples of insider trading cases include actions brought against: corporate officers, directors and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.
Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three (3) times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and twenty (20) years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is

Exhibit 19.1
jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three (3) times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.
G.INSIDER REPORTING REQUIREMENTS, SHORT-SWING PROFITS AND SHORT SALES
1.REPORTING OBLIGATIONS UNDER SECTION 16(A)--SEC FORMS 3, 4 AND 5
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), generally requires all officers, directors and 10% stockholders, within ten (10) days after the insider becomes an officer, director or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 (“Form 3”) listing the amount of the Company’s Common Stock (the “Stock”), options and warrants which the insider beneficially owns. Following the initial filing on Form 3, every change in the beneficial ownership of the Company’s Stock, options and warrants must be reported on SEC Form 4 (“Form 4”) within two (2) days after the date on which such change occurs or in certain cases on SEC Form 5 (“Form 5”) within forty-five (45) days after fiscal year end. Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In deciding the month during which a purchase or sale on the open market occurs for purposes of filing Form 4, the trade date rather than the settlement date is ordinarily determinative.
Special rules apply in certain situations. If any officer or director purchases or sells any Stock within six (6) months after the event which required him or her to file Form 3, the Form 4 filed with respect to that purchase or sale must also report any other purchases or sales he or she made within the preceding six (6) months which were not previously reported. Similarly, if an officer or director purchases or sells any Stock within six (6) months after his or her termination from such position, the transaction must be reported on Form 4 if he or she made any purchase or sale within the preceding six (6) months and prior to termination.
2.RECOVERY OF PROFITS UNDER SECTION 16(B)
For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Stock during a six (6) month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short-swing profits, and any Company stockholder can bring suit in the name of the Company. In this connection it must be remembered that reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities

Exhibit 19.1
under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two (2) years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two (2) year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statements.
Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Attachment A in addition to consulting with the Compliance Officer prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s Stock, options or warrants.
3.SHORT SALES PROHIBITED UNDER SECTION 16(C)
Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company’s Stock, i.e., sales of shares which the insider does not own at the time of sale or sales of Stock against which the insider does not deliver the shares within twenty (20) days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.
The Compliance Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
H.PROHIBITION OF RECORDS FALSIFICATIONS AND FALSE STATEMENTS
Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.
IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

Exhibit 19.1
A.IDENTIFYING MATERIAL, NON-PUBLIC INFORMATION
Prior to directly or indirectly trading any security of the Company, every officer, director and employee is required to contact the Compliance Officer (as part of the pre-clearance procedure discussed below in Section D) and make an initial determination whether the Company and/or such officer, director or employee is in possession of material, non-public information relating to such security. In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance. If after consulting with the Compliance Officer it is determined that the Company and/or such officer, director or employee is in possession of material, non-public information, there may be no trading of such security.
B.INFORMATION RELATING TO THE COMPANY
1.ACCESS TO INFORMATION
Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company on an other than need-to-know basis.
In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
2.INQUIRIES FROM THIRD PARTIES
INQUIRIES FROM THIRD PARTIES, SUCH AS INDUSTRY ANALYSTS OR MEMBERS OF THE MEDIA, ABOUT THE COMPANY SHOULD BE DIRECTED TO INVESTOR RELATIONS AT (858) 550-7500.
C.LIMITATIONS ON ACCESS TO THE COMPANY INFORMATION
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
1.ALL OFFICERS, DIRECTORS AND EMPLOYEES SHOULD TAKE ALL STEPS AND PRECAUTIONS NECESSARY TO RESTRICT ACCESS TO, AND SECURE, MATERIAL, NON-PUBLIC INFORMATION BY, AMONG OTHER THINGS:
•Maintaining the confidentiality of Company related transactions;
•Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

Exhibit 19.1
•Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•Restricting access to areas likely to contain confidential documents or material, non-public information; and
•Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
2.PERSONNEL INVOLVED WITH MATERIAL, NON-PUBLIC INFORMATION, TO THE EXTENT FEASIBLE, SHOULD CONDUCT THEIR BUSINESS AND ACTIVITIES IN AREAS SEPARATE FROM OTHER COMPANY ACTIVITIES.
D.PRE-CLEARANCE OF TRADES BY OFFICERS, DIRECTORS AND EMPLOYEES
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities and the securities of other companies with which the Company has an existing or potential business relationship, the Company has instituted the following procedures. All transactions in Company securities (including without limitation, acquisitions and dispositions of the Company’s Stock, the exercise of stock options and the sale of the Company’s Stock issued upon exercise of stock options) by officers, directors and employees must be pre- cleared by the Compliance Officer. Additionally, except for the exercise of options for cash (but not the sale of such shares), the granting of stock awards, and the receipt or purchase of shares in settlement of any restricted stock unit agreement or stock appreciation rights agreement (but not the sale of any such shares), including the payment of any associated taxes through the surrender or sale of shares received from such stock award (or the right to receive such shares), neither the Company nor any of its officers, directors or employees may trade in any securities of the Company during the Black-Out Period. Also, please consult the “Insider Trading Reminders” attached hereto as Attachment B.
Subject to the general rule described above, officers, directors and employees who, due to unavoidable and extraordinary circumstances, need to engage in a transaction in Company securities outside of the trading window periods must contact the Compliance Officer. The Compliance Officer, with advice from counsel, will attempt to determine whether the relevant officer, director or employee is in possession of non-public material information which would restrict such person’s ability to trade in Company securities. If it is determined, in the Compliance Officer’s sole discretion, that there is no non-public material information within the

Exhibit 19.1
possession of such person, then provided the circumstances reflect an appropriate level of need, the officer, director or employee may be allowed to trade in Company securities.
Additionally, the Compliance Officer maintains a list (the “Restricted List”) listing those companies with respect to which the officers, directors and employees must obtain pre-clearance from the Compliance Officer before trading in their securities. The Restricted List will contain the names of:
•all public companies with respect to which any officer, director or employee of the Company has acquired non-public information as a result of their role with the Company that may be material to the trading markets, including companies in which the Company does not have any ownership; and
•all public companies for which any officer, director or employee of the Company serves as a director or officer and with which the Company has an existing or potential business relationship.
The Compliance Officer will promptly inform the officers, directors and employees of changes to the Restricted List.
If a company is listed on the Restricted List, you are strictly prohibited from engaging in any transaction in that company’s securities without obtaining “pre-clearance” from the Compliance Officer.
Further, to avoid the appearance of impropriety, the officers, directors and employees should take reasonable measures to ensure that their affiliates do not trade in the securities of the Company or of the companies on the Restricted List; provided that the affiliates of the officers, directors and employees may be permitted to trade in such securities if the officer, director or employee takes reasonable measures to ensure that he or she is “walled off” from the investment decisions with respect to such securities and does not provide any inside information with respect to such securities to the affiliates making such investment decisions.
E.AVOIDANCE OF CERTAIN AGGRESSIVE OR SPECULATIVE TRADING
Officers, directors and employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options.
V.RULE 10B5-1 TRADING PLANS
A.OVERVIEW
SEC Rule 10b5-1 (“Rule 10b5-1”), will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade the Company’s Stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 of the 1934 Act and all applicable

Exhibit 19.1
state laws and shall be exempt from the trading restrictions set forth in the Program. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities and such initiation or modification is subject to all limitations and prohibitions of transactions involving the Company’s securities. Each such Trading Plan, and any modification thereof, shall be submitted to and pre-approved by the Compliance Officer, or such other person as the Company’s board of directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company Stock without the restrictions of windows and blackout periods even when there is undisclosed material information. A Trading Plan might also help reduce negative publicity that may result when key executives sell the Company’s Stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer and employee may enter into a Trading Plan only when he or she is not in possession of material, nonpublic information, and only during a trading window period outside of the Black-Out Period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.
From time to time, for legal or other reasons, the Authorizing Officer may direct that purchases and sales pursuant to any Trading Plan be suspended or discontinued. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section V and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s Stock, including the exercise of options. Trading Plans are to be implemented only during open window periods and when the individual is not aware of any material non-public information. Trades pursuant to a Trading Plan may occur at any time. An individual may adopt more than one Trading Plan. Please review the following description of how a Trading Plan works.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

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•Second, the Trading Plan must either:
•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s Stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
B.REVOCATION/AMENDMENTS TO TRADING PLANS
REVOCATION OF TRADING PLANS SHOULD OCCUR ONLY IN UNUSUAL CIRCUMSTANCES, AND EFFECTIVENESS OF ANY REVOCATION OF A TRADING PLAN WILL BE SUBJECT TO THE PRIOR REVIEW AND APPROVAL OF THE AUTHORIZING OFFICER. REVOCATION IS EFFECTED UPON WRITTEN NOTICE TO THE BROKER. HOWEVER, IF THE INDIVIDUAL TERMINATES THE TRADING PLAN AFTER THE FIRST OPTION EXERCISE OR STOCK SALE, THEN THE INDIVIDUAL MUST CANCEL ALL OUTSTANDING TRADING PLANS AND AGREE NOT TO ENTER INTO ANOTHER TRADING PLAN UNTIL SIX (6) MONTHS AFTER TERMINATION OF THE TRADING PLAN.
Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
Amendments to Trading Plans will not be allowed.
C.DISCRETIONARY PLANS
DISCRETIONARY TRADING PLANS, WHERE THE DISCRETION OR CONTROL OVER TRADING IS TRANSFERRED TO A BROKER, ARE PERMITTED IF PRE- APPROVED BY THE AUTHORIZING OFFICER.
The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s Stock or option exercises, including but not limited to, blind trusts, limit orders or hedging strategies. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s Stock once the Trading Plan or other arrangement has been pre-approved.

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D.REPORTING (IF REQUIRED)
SEC FORM 144 (“FORM 144”) WILL BE FILLED OUT AND FILED BY THE INDIVIDUAL/BROKERAGE FIRM IN ACCORDANCE WITH THE EXISTING RULES REGARDING FORM 144 FILINGS. A FOOTNOTE AT THE BOTTOM OF THE FORM 144 SHOULD INDICATE THAT THE TRADES “ARE IN ACCORDANCE WITH A TRADING PLAN THAT COMPLIES WITH RULE 10B5-1 AND EXPIRES     .” FOR SECTION 16 REPORTING PERSONS, FORM 4S SHOULD BE FILED BEFORE THE END OF THE SECOND (2ND) BUSINESS DAY FOLLOWING THE DATE THAT THE BROKER, DEALER OR PLAN ADMINISTRATOR INFORMS THE INDIVIDUAL THAT A TRANSACTION WAS EXECUTED, PROVIDED THAT THE DATE OF SUCH NOTIFICATION IS NOT LATER THAN THE THIRD (3RD) BUSINESS DAY FOLLOWING THE TRADE DATE. A SIMILAR FOOTNOTE SHOULD BE PLACED AT THE BOTTOM OF THE FORM 4 AS OUTLINED ABOVE.
E.OPTIONS
CASH EXERCISE OF OPTIONS CURRENTLY CAN BE EXECUTED AT ANY TIME. SAME DAY SALES EXERCISES OF OPTIONS ARE SUBJECT TO TRADING WINDOWS. HOWEVER, THE COMPANY WILL PERMIT SAME DAY SALES UNDER TRADING PLANS. IF A BROKER IS REQUIRED TO EXECUTE A SAME DAY SALE IN ACCORDANCE WITH A TRADING PLAN, THEN THE COMPANY MUST HAVE EXERCISE FORMS ATTACHED TO THE TRADING PLAN THAT ARE SIGNED, UNDATED AND WITH THE NUMBER OF SHARES TO BE EXERCISED LEFT BLANK. ONCE A BROKER DETERMINES THAT THE TIME IS RIGHT TO EXERCISE THE OPTION AND DISPOSE OF THE SHARES IN ACCORDANCE WITH THE TRADING PLAN, THE BROKER WILL NOTIFY THE COMPANY IN WRITING AND THE ADMINISTRATOR OF THE COMPANY’S STOCK PLANS WILL FILL IN THE NUMBER OF SHARES AND THE DATE OF EXERCISE ON THE PREVIOUSLY SIGNED EXERCISE FORM. THE INSIDER SHOULD NOT BE INVOLVED WITH THIS PART OF THE EXERCISE.
F.TRADES OUTSIDE OF A TRADING PLAN
DURING AN OPEN WINDOW, TRADES WHICH DIFFER FROM TRADING PLAN INSTRUCTIONS THAT ARE ALREADY IN PLACE ARE ALLOWED AS LONG AS THE TRADING PLAN CONTINUES TO BE FOLLOWED.
The Trading Plans do not exempt the individuals from complying with the Section 16 six (6) month short-swing profit rules or liability.
G.PUBLIC ANNOUNCEMENTS
THE COMPANY MAY MAKE A PUBLIC ANNOUNCEMENT THAT TRADING PLANS ARE BEING IMPLEMENTED IN ACCORDANCE WITH RULE 10B5-1. IT WILL CONSIDER IN EACH CASE WHETHER A PUBLIC ANNOUNCEMENT OF A PARTICULAR TRADING PLAN SHOULD BE MADE. IT MAY ALSO MAKE PUBLIC

Exhibit 19.1
ANNOUNCEMENTS OR RESPOND TO INQUIRIES FROM THE MEDIA AS TRANSACTIONS ARE MADE UNDER A TRADING PLAN.
H.PLEDGING THE COMPANY’S STOCK TO SECURE MARGIN OR OTHER LOANS
EXCEPT IN CONNECTION WITH A PERMITTED PLEDGE (AS DEFINED IN THIS SECTION V(H)), THE COMPANY DOES NOT PERMIT OFFICERS AND DIRECTORS TO PLEDGE THE COMPANY’S STOCK AS COLLATERAL TO SECURE LOANS. SUCH PLEDGES ALSO CANNOT BE CARRIED OUT THROUGH A TRADING PLAN.
A “Permitted Pledge” for purposes of this Program means a pledge of the Company’s stock by an officer or director that:
•is for the purpose of securing a loan (not including margin debt) for legitimate non-speculative purposes;
•constitutes no more than 15% of the total amount of Company Securities beneficially owned by such officer or director;
•is made pursuant to an instrument that contains a condition that the holder of the collateral shall notify their custodian and/or broker-dealer that they are not permitting such pledged Securities to be loaned to any other person;

•is made during the Company’s open trading window (i.e. not during the Black-Out Period) and at a time when such officer or director does not have any material non-public information concerning Company Securities; and
•has received the prior approval of the Compliance Officer.
In addition, the Compliance Officer shall not approve any pledge that would otherwise be a Permitted Pledge if such pledge would result in more than 10% of all Company Securities beneficially owned by officers and directors being subject to a Permitted Pledge.
For the avoidance of doubt, pledging of Company Securities to secure margin loans and/or the holding of any Company Securities in a margin account is strictly prohibited.
THE COMPLIANCE OFFICER MAY APPROVE OR DENY ALL REQUESTS TO MAKE A PERMITTED PLEDGE IN ITS SOLE DISCRETION.
I. PUT AND CALL OPTIONS AND OTHER HEDGING TRANSACTIONS
PUT AND CALL OPTIONS AND OTHER HEDGING TRANSACTIONS WILL NOT BE PERMITTED UNDER A TRADING PLAN. IN FACT, SUCH TRANSACTIONS OUTSIDE OF A TRADING PLAN MAY DESTROY THE PROTECTION AFFORDED BY A TRADING PLAN.

Exhibit 19.1
VI.EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
After reading this Program all officers, directors and employees should execute and return to the Compliance Officer the applicable Certification of Compliance form attached hereto as Attachment C.

Attachment A
SHORT-SWING PROFIT RULE SECTION 16(b) CHECKLIST
Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six (6) months of each other results in a violation of Section 16(b), and the “profit” must be recovered by the Company. It makes no difference how long the shares being sold have been held--or that you are an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six (6) month period.
SALES
If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household):
a.HAVE THERE BEEN ANY PURCHASES BY THE INSIDER (OR FAMILY MEMBERS LIVING IN THE SAME HOUSEHOLD) WITHIN THE PAST SIX (6) MONTHS?
b.HAVE THERE BEEN ANY OPTION EXERCISES WITHIN THE PAST SIX (6) MONTHS?
c.ARE ANY PURCHASES (OR OPTION EXERCISES) ANTICIPATED OR REQUIRED WITHIN THE NEXT SIX (6) MONTHS?
d.HAS A FORM 4 BEEN PREPARED?
Note: If a sale is to be made by an affiliate of the Company and unregistered stock is to be sold, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?
PURCHASES AND OPTIONS EXERCISES
If a purchase or option exercise for stock is to be made:
a.HAVE THERE BEEN ANY SALES BY THE INSIDER (OR FAMILY MEMBERS LIVING IN THE SAME HOUSEHOLD) WITHIN THE PAST SIX (6) MONTHS?
b.ARE ANY SALES ANTICIPATED OR REQUIRED WITHIN THE NEXT SIX (6) MONTHS (SUCH AS TAX-RELATED OR YEAR-END TRANSACTIONS)?
c.HAS A FORM 4 BEEN PREPARED?
BEFORE PROCEEDING WITH A PURCHASE OR SALE, CONSIDER WHETHER YOU ARE AWARE OF MATERIAL, NON-PUBLIC INFORMATION WHICH COULD AFFECT THE PRICE OF THE STOCK.

A

Attachment B
INSIDER TRADING REMINDERS
Before engaging in any transaction in the Company’s securities, please read the following:
Both the federal securities laws and the Company’s policy prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.
Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the close of business one (1) full trading day after the information has been made available to the public before engaging in any transaction.
Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its officers, directors or designated employees may trade in any securities of the Company during the period beginning one (1) week before the end of any fiscal quarter of the Company and ending on the close of business one (1) full trading day after the public release of earnings data for such quarter whether or not the Company or any of its officers, directors or employees is in possession of material, non-public information. Important: All transactions by officers, directors and designated employees must be pre-cleared with the Compliance Officer.
For further information and guidance, please refer to our Insider Trading Compliance Program and do not hesitate to contact the Compliance Officer.
ALL TRANSACTIONS IN LIGAND PHARMACEUTICALS INCORPORATED SECURITIES BY OFFICERS, DIRECTORS AND DESIGNATED EMPLOYEES MUST BE PRE-CLEARED BY CONTACTING the Compliance Officer, Andrew Reardon, the Company’s Chief Legal Officer, at (857) 758-9567.